EXHIBIT 10.6
CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT OF 1933.
LICENSE AGREEMENT
     This License Agreement (the “Agreement”) dated as of July 31, 2006 (the “Execution Date”), is entered into by and among Anthera Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at 6160 Stoneridge Mall Road, Suite 330, Pleasanton, California 94588, U.S.A. (“Anthera”), Shionogi & Co., Ltd., with a place of business at 1-8, Doshomachi 3-chome, Chuo-ku, Osaka, Japan (“Shionogi”), and Eli Lilly and Company, an Indiana corporation having its principal place of business at Lilly Corporate Center, Indianapolis, Indiana 46285, U.S.A. (“Lilly”). Each of Anthera, Shionogi, and Lilly are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
Recitals
     Whereas, Shionogi and Lilly entered into a Collaborative Research, Development and License Agreement dated August 31, 1992, which was amended and restated by the Amended and Restated Collaborative Research, Development and License Agreement dated March 16, 1999, as amended by the First Amendment dated December 28, 2000, the Second Amendment dated March 27, 2001, and the Third Amendment dated November 12, 2003 (collectively, the “Collaboration Agreement”), relating to the discovery, development, and commercialization of compounds that inhibit phospholipase A2, which Collaboration Agreement was terminated on December 31, 2004;
     Whereas, Shionogi and Lilly are interested in exclusively licensing the technology and compounds that resulted from their collaboration under the Collaboration Agreement to a biopharmaceutical company capable and desirous of developing and commercializing pharmaceutical products that inhibit phospholipase;
     Whereas, Anthera is a biopharmaceutical company focused on the development and commercialization of products to treat respiratory and inflammatory diseases and has the capability and expertise to develop and commercialize pharmaceutical products that inhibit phospholipase;
     Whereas, Anthera is interested in exclusively licensing the technology and compounds that resulted from the collaboration of Shionogi and Lilly under the Collaboration Agreement for the development and commercialization of pharmaceutical products that inhibit phospholipase;
     Whereas, the Parties entered into a Letter of Intent dated April 3, 2006 (the “Letter of Intent”). The Letter of Intent stipulates, among other things, the Parties’ obligations to negotiate in good faith a definitive license agreement containing the terms summarized in the term sheet attached to the Letter of Intent, pursuant to which Shionogi and Lilly will grant to Anthera an exclusive, royalty-bearing license, with rights to grant sublicenses under the Licensed Technology to (i) use the Licensed Technology to identify and develop compounds that inhibit phospholipase, and (ii) develop, make, have made, use, import, offer for sale, and sell Licensed Products in the Territory;

     Whereas, Lilly and Anthera have entered into a letter agreement dated April 3, 2006, which agreement was superseded in its entirety by a letter agreement entered into between Lilly and Anthera dated July 12, 2006 (the “Technology Transfer Letter Agreement”), which agreement provides the terms and conditions upon which Lilly will transfer technology to Anthera in connection with the license rights granted to Anthera hereunder; and
     Whereas, subject to the terms and conditions set forth in this Agreement, Shionogi and Lilly are willing to grant such a license to Anthera so that Anthera may proceed with the further development and commercialization of pharmaceutical products that inhibit phospholipase.
     Now, Therefore, in consideration of the foregoing premises and the mutual covenants below, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
     The following terms whenever used in this Agreement shall have the following meanings:
     1.1 “Act” means the Generic Drug Enforcement Act of 1992, as amended.
     1.2 “Additional Countries” has the meaning set forth in Section 8.1.
     1.3 “Affiliate” means, with respect to a Party, a Person that directly or indirectly controls, is controlled by, or is under common control with, such Party. For purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock or other ownership interest of such entity, by contract, or otherwise.
     1.4 “Applicable Laws” means all applicable laws, ordinances, rules, and regulations of any kind whatsoever of any governmental or regulatory authority, including, without limitation, all laws, ordinances, rules, and regulations promulgated by the FDA.
     1.5 “Application for Marketing Authorization” means, with respect to a Licensed Product, (a) in the United States, a New Drug Application filed with the FDA pursuant to 21 U.S.C. Section 357 and 21 C.F.R. Section 314 (“NDA”), and (ii) in any country other than the United States, an application or set of applications for marketing approval comparable to an NDA necessary to make and sell Licensed Product commercially in such country.
     1.6 “Biological Materials” means PLA2 related biological reagents such as DNA, RNA, proteins, antibodies, cells, chromogenic indicators, substrates, and purified sPLA2 and cPLA2.
     1.7 “Claims” has the meaning set forth in Section 6.1.

     1.8 “Collaboration Agreement” has the meaning set forth in the first paragraph of the Recitals to this Agreement.
     1.9 “Collaborative Project” means a research and/or development program conducted jointly by Shionogi and Lilly in the Field or clinical studies relating to the research and/or development program which is conducted jointly by Shionogi and Lilly in the Field, in connection with the Collaboration Agreement.
     1.10 “Commercially Reasonable Efforts” means the level of effort, expertise, and resources required to commercialize Licensed Products that a similarly situated biopharmaceutical company would typically devote to products of similar marketing potential, profit potential, or strategic value, based on conditions then prevailing.
     1.11 “Compounds” means all compounds, and all salts, isomers, solvates, prodrugs, crystalline forms, and habits thereof, that (a) are covered or claimed by the Licensed Patent Rights within the Licensed Technology, (b) were selected by Shionogi or Lilly as a candidate for development as a PLA2 Inhibitor [***] and covered under the Collaboration Agreement, or (c) are PLA2 Inhibitors and were conceived, discovered, synthesized, or acquired by Shionogi and/or Lilly based upon Project Technology [***]. “Compounds” includes, without limitation, the compounds listed on Exhibit A attached hereto.
     1.12 “Compulsory License” means a compulsory license under the Licensed Patent Rights obtained by a Third Party through the order, decree, or grant of a competent governmental authority authorizing such Third Party to manufacture, use, import, sell, or offer for sale a Licensed Product in a specific country.
     1.13 “Confidential Information” shall mean all confidential or proprietary information relating to a Compound and/or Licensed Product including, without limitation, research, development, manufacturing, marketing, financial, personnel, sales, and other business and technical information, compositions, inventions, discoveries, processes, methods, formulae, procedures, protocols, techniques, data, plans, specifications, and quality control procedures, whether in oral, written, graphic, or electronic form.
     1.14 “Controlled” means possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party, and without entitling any Third Party to any fee, royalty, or other compensation with respect thereto.
     1.15 “COPD” has the meaning set forth in Section 3.3.
     1.16 “Core Patents” means the patent applications and patents listed on Exhibit D attached hereto.
     1.17 “Damages” means any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses, court costs, and reasonable fees and disbursements of counsel, consultants, and expert witnesses incurred by a Party hereto (including any interest payments which may be imposed in connection therewith).

     1.18 “Development Work” shall mean the conduct of preclinical and clinical trials, the compilation of the regulatory dossier concerning Licensed Products and the conduct of other work necessary or useful for obtaining Regulatory Approval of Licensed Products.
     1.19 “Effective Date” has the meaning set forth in Section 9.1.
     1.20 “Enforcement Action” has the meaning set forth in Section 8.3.
     1.21 “European Union” or “EU” means Austria, Belgium, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, The Netherlands, Norway, Poland, Portugal, Slovakia, Slovenia, Spain, Sweden, the United Kingdom, Switzerland and those additional countries that hereafter become members (whether voting or nonvoting) or are allowed to participate in the European Union.
     1.22 “Execution Date” has the meaning set forth in the first paragraph of this Agreement.
     1.23 “FDA” means the United States Food and Drug Administration or any successor thereto having the administrative authority to regulate the investigation, development, and marketing of human pharmaceutical products in the United States.
     1.24 “Field” means the identification, preparation, clinical evaluation, and commercialization of chemical or biological entities that are PLA2 Inhibitors and the biological and clinical evaluation and use of PLA2 Inhibitors for all human and animal therapeutic indications.
     1.25 “First Commercial Sale” means, with respect to a Licensed Product, the first sale of such Licensed Product by Anthera or its Affiliates or sublicensees to a Third Party that is not a sublicensee in any country in the Territory after all applicable Regulatory Approvals have been granted by the applicable Regulatory Authority in such country.
     1.26 “Indemnified Party” means the Party entitled to indemnification pursuant to Article 6.
     1.27 “Indemnifying Party” means the Party providing indemnification pursuant to Article 6.
     1.28 “Inhaled Formulation” means a formulation of a Licensed Product that is administered by inhalation into and absorption by the lung through the mouth or nose.
     1.29 “Initial Compounds” means the Compounds referred to by Lilly and/or Shionogi as S-5920/LY315920, S3013/LY333013 or RSC-3388.
     1.30 “Injectable Formulation” means a parenteral formulation of a Licensed Product that is administered by injection; referring particularly to the introduction of substances by means of intravenous, subcutaneous, intramuscular, or intramedullary injection.
     1.31 “Know-How” means all tangible or intangible technical, scientific, and other know-how, Biological Materials, data, information, trade secrets, assays, ideas, formulae,

inventions, discoveries, processes, compositions of matter, improvements, protocols, techniques, test data (including, without limitation, pharmacological, toxicological, preclinical, clinical, analytical, and quality control data), regulatory submissions, correspondence, and communications, works of authorship, regulatory documentation, and results of experimentation and testing, in each case whether or not patentable, in written, electronic, oral, or any other form.
     1.32 “Letter of Intent” has the meaning set forth in the fifth paragraph of the Recitals to this Agreement.
     1.33 “Licensed Patent Rights” means all (a) patent applications and patents listed in Exhibit B attached hereto; (b) patent applications that are filed on or after the Execution Date that cover or claim any Licensed Know-How and are Controlled by Lilly and/or Shionogi; (c) continuations, continuations-in-part, divisionals, refilings, and extensions of any of the foregoing patents and patent applications; (d) substitutions, reissues, renewals, reexaminations, patent term extensions, supplementary protection certificates, and term restorations of any of the foregoing; (e) patents issuing from any of the foregoing; and (f) international counterparts of any of the foregoing.
     1.34 “Licensed Know-How” means all Know-How Controlled by Shionogi and/or Lilly as of the Execution Date, in each case to the extent it (a) is related to the composition of matter of, or methods of making or using, a Compound and was previously employed in Lilly’s or Shionogi’s research programs relating to a Compound; and/or (b) is Project Technology, Lilly Technology, or Shionogi Technology. “Licensed Know-How” when used with reference to Shionogi also includes all Know-How that is (i) obtained or generated by or on behalf of Shionogi or its Affiliates [***] in the course of researching, developing, and commercializing Compounds or Licensed Products in the Field, and (ii) necessary or useful for the development, manufacture, use, or commercialization of Licensed Products in the Field.
     1.35 “Licensed Product” means a pharmaceutical preparation that contains one or more Compounds.
     1.36 “Licensed Technology” means the Licensed Know-How and Licensed Patent Rights.
     1.37 “Lilly Technology” means Biological Materials, Compounds, technical information, data, and know-how in the Field developed or acquired by Lilly [***], and which Lilly licensed to Shionogi under the Collaboration Agreement.
     1.38 “LY433771 Licensed Product” has the meaning set forth in Section 3.3.
     1.39 “Major Markets” means Canada, Australia, France, Germany, Italy, the United Kingdom, Spain, and China.
     1.40 “Negotiation Period” has the meaning set forth in Section 2.5.
     1.41 “Net Sales” means the gross amount received by Anthera and its Affiliates and sublicensees for sales of Licensed Products to unaffiliated Third Parties that are not sublicensees of the selling party, less the following deductions or allowances, but only to the extent consistent with Generally Accepted Accounting Principles:
          (a) trade, quantity, or cash discounts or rebates, chargebacks, commissions, Medicaid/Medicare rebates, and allowances;
          (b) sales, use, value added, inventory, and excise taxes, import and customs duties, tariffs and any other similar taxes, duties, tariffs or other governmental charges (but excluding income taxes) that effectively reduce net selling price; and
          (c) amounts repaid or credits taken by reason of rejections, outdating, defects, or returns or because of retroactive price reductions or due to recalls or government laws or regulations requiring rebates.
     1.42 “Notice Period” has the meaning set forth in Section 2.5.
     1.43 “Oral Formulation” means a formulation of a Licensed Product that is administered orally and is absorbed through the stomach, intestine or gastrointestinal tract; referring, without limitation, to the introduction of substances by means of tablets, capsules, controlled time-release preparations, liquid suspensions, and sublingual administration. For clarity, Inhaled Formulations are excluded from Oral Formulations.
     1.44 “Orphan Drug” means (a) a pharmaceutical product intended to treat a disease or condition that affects fewer than 200,000 people in the United States or, if the pharmaceutical product is a vaccine, diagnostic product, or preventive product, the persons to whom such product will be administered in the United States are fewer than 200,000 per year, or (b) a pharmaceutical product intended to treat a disease or condition that affects 200,000 or more people in the United States, but with respect to which product there is no reasonable expectation that the costs of research and development of such product to treat such disease or condition can be recovered by sales of such product in the United States.
     1.45 “Other Formulation” means a formulation of a Licensed Product other than an Oral Formulation, Injectable Formulation, Inhaled Formulation or Topical Formulation.
     1.46 “Person” means a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any governmental authority, or any other entity or organization.
     1.47 “Phase 1 Clinical Trial” means the first lawful study in humans, conducted in accordance with 21 C.F.R. § 312.21(a) (or the equivalent laws and regulations in jurisdictions outside the United States), of the safety, metabolism and pharmacologic actions of a pharmaceutical or biologic product.
     1.48 “Phase 3 Clinical Trial” means a clinical trial conducted in accordance with 21 C.F.R. § 312.21(b) (or the equivalent laws and regulations in jurisdictions outside the United States), of appropriate size and designed to evaluate the effectiveness of the product for a particular indication and to determine the common short-term side effects and risks associated with the product.
     1.49 “PLA2” means any member of the phospholipase A2 family including the known forms of all species and any new forms of the enzyme that share the structural and enzymatic properties of this class.

     1.50 “PLA2 Inhibitor” means any substance which decreases the ability of PLA2 to hydrolyze free fatty acids from phospholipids.
     1.51 “Product Data Package” means the information and data listed on Exhibit C.
     1.52 “Product Liability Claims” has the meaning set forth in Section 6.1(c).
     1.53 “Project Technology” means confidential information and/or proprietary technical information, data, know-how, assays, procedures, Biological Materials, or other information within the Field conceived, developed, or acquired by Shionogi or Lilly during the term of the Collaborative Project and as a result of work on the Collaborative Project.
     1.54 “Regulatory Approval” means (a) in the United States, approval by the FDA of an Application for Marketing Authorization and satisfaction of any related applicable FDA registration and notification requirements (if any), and (b) in any country or territory other than the United States, approval by Regulatory Authorities having jurisdiction over such country or territory of a single Application or set of Applications for Marketing Authorization and any other approvals required to market and sell pharmaceutical products in such country or territory.
     1.55 “Regulatory Authority” means the FDA in the United States, and the equivalent regulatory authority or governmental entity having the responsibility, jurisdiction, and authority to approve the manufacture, use, importation, packaging, labeling, marketing, and sale of pharmaceutical products in any country or jurisdiction other than the United States.
     1.56 “Regulatory Documents” means (a) with respect to the Compound referred to as S-5920/LY315920, United States Investigational New Drug No. 49,958 filed on February 12, 1996; (b) with respect to the Compound referred to as S-3013/LY333013, United States Investigational New Drug No. 55,091 filed on January 27, 1998, United States Investigational New Drug No. 59,457 filed on December 13, 1999, and United States Investigational New Drug No. 59,458 filed on December 13, 1999; and (c) all amendments, supplements, and reports related to the documents contained in (a) and (b).
     1.57 “Shionogi Technology” means Biological Materials, Compounds, technical information, data, and know-how in the Field developed or acquired by Shionogi [***], and which Shionogi licensed to Lilly under the Collaboration Agreement.
     1.58 “Technology Transfer Letter Agreement” has the meaning set forth in the fifth paragraph of the Recitals to this Agreement.
     1.59 “Territory” means the entire world except for Japan.
     1.60 “Third Party” means any entity other than Lilly, Shionogi, or Anthera, or an Affiliate of any of them.
     1.61 “Topical Formulation” means a formulation of a Licensed Product that is administered topically and is absorbed through the skin or mucosa. For clarity, Oral Formulations are excluded from Topical Formulations.

     1.62 “Valid Claim” means a claim of an issued patent within the Licensed Patent Rights that has not (a) expired or been canceled, (b) been declared invalid by an unreversed and unappealable decision of a court or other appropriate body of competent jurisdiction, (c) been admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise, or (d) been abandoned.
ARTICLE 2
GRANT OF LICENSES
     2.1 License to Anthera. Each of Shionogi and Lilly hereby grants to Anthera an exclusive (even as to Shionogi and Lilly, except as expressly provided in Section 2.2), royalty-bearing license, with the right to grant sublicenses as provided in Section 2.3, under its interest in the Licensed Technology to (a) use the Licensed Technology to identify and develop compounds that inhibit phospholipase, and (b) develop, make, have made, use, import, offer for sale, and sell Compounds and Licensed Products in the Territory. In addition, Shionogi hereby grants to Anthera the right to (i) conduct preclinical and clinical studies of Licensed Products outside the Territory solely for the purpose of supporting Applications for Marketing Authorization in the Territory, and (ii) make and have made Compounds and Licensed Products in Japan, which Compounds and Licensed Products are intended for use or sale in the Territory.
     2.2 Rights Retained by Lilly and Shionogi.
          (a) Retained Rights. Lilly and Shionogi retain non-exclusive rights to use the Licensed Technology; provided, however, that:
               (i) the retained right to use Compounds and Licensed Products shall be limited to use for research purposes only; and
               (ii) Lilly and Shionogi shall not retain any rights to conduct studies or testing of the Compounds or Licensed Products in animals or humans or to otherwise develop or commercialize the Compounds or Licensed Products in the Territory. Notwithstanding the foregoing, Lilly may conduct Studies of specific Compounds in animals for its research purposes in the Territory with Anthera’s prior written approval, which approval shall not be unreasonably withheld. Lilly agrees that it shall not be unreasonable for Anthera to withhold its approval if Anthera is currently conducting, or in good faith intends to conduct in the future, research or development of the Compound in question or a Licensed Product containing such Compound.
In addition and notwithstanding the foregoing, Shionogi shall retain a non-exclusive right under the Licensed Technology in the Territory to make and have made Compounds and Licensed Products solely for (A) supply to Anthera in accordance with Section 4.4; (B) use in preclinical and clinical studies of Licensed Products in Japan solely for the purpose of supporting Applications for Marketing Authorization in Japan; and (C) sale of Licensed Products in Japan.
          (b) Licensing of Retained Rights. Except as permitted in the last paragraph of Section 2.2(a), Lilly and Shionogi shall be restricted from granting licenses under their retained rights to use the Licensed Technology as follows:

               (i) for a period of [***] after the Execution Date, Lilly and Shionogi shall not be permitted to grant any licenses (other than to their respective Affiliates and subcontractors) under their retained rights to use the Licensed Technology; and
               (ii) for a period of [***] after the Execution Date, Lilly and Shionogi shall not be permitted to grant any licenses (other than to their respective Affiliates and subcontractors) under their retained rights in the Licensed Technology to use the Licensed Technology to identify or develop compounds that inhibit phospholipase.
In no event shall either of Lilly or Shionogi be permitted to grant a license under any of its retained rights in the Licensed Technology to a Third Party regarding the Compounds or Licensed Products. Subject to this Section 2.2, Lilly and Shionogi retain all of their respective rights under the Licensed Technology other than those rights explicitly granted to Anthera in Section 2.1.
     2.3 Sublicenses. Prior to the [***] of the Execution Date, Anthera shall have the right to grant sublicenses under the license rights granted to it in Section 2.1 to a Third Party only with the prior consent of Lilly and Shionogi, such consent not to be unreasonably withheld. Notwithstanding the foregoing, Anthera shall have the right to freely grant sublicenses under the license rights granted to it in Section 2.1 at any time to its Affiliates, subcontractors (including contract research organizations, laboratory service providers, contract manufacturers, and contract sales organizations), distributors, resellers, and retailers without obtaining the consent of Lilly or Shionogi. At any time after the [***] of the Effective Date and subject to Lilly’s and Shionogi’s option in Section 2.5, Anthera shall have the right to freely grant sublicenses under the license rights granted to it in Section 2.1 without obtaining the consent of Lilly or Shionogi. If Anthera grants any such sublicenses, Anthera shall promptly thereafter provide written notice to Shionogi and Lilly informing them of such sublicense and providing the identity of the sublicensee.
     2.4 License to Shionogi. Lilly hereby grants to Shionogi an exclusive, fully-paid, royalty-free license, with the right to grant sublicenses, under Lilly’s interest in the Licensed Technology to develop, make, have made, use, import, sell, and offer for sale Licensed Products in Japan. Notwithstanding the foregoing, Lilly shall retain nonexclusive rights under Lilly’s interest in the Licensed Technology provided that:
          (a) the retained right to use Compounds and Licensed Products shall be limited to use for research purposes only; and
          (b) Lilly shall not retain any rights to conduct studies or testing of the Compounds or Licensed Products in animals or humans or to otherwise develop or commercialize the Compounds or Licensed Products in Japan.
     2.5 [***] Option. If Anthera decides to [***] with respect to [***], Anthera shall first provide to Shionogi and Lilly written notice offering to Shionogi and Lilly the opportunity to [***]. Shionogi and Lilly shall each have sixty (60) days from the date of Anthera’s written notice of the opportunity (the “Notice Period”) in which to provide to Anthera written notice that Shionogi and/or Lilly wishes to enter into negotiations with Anthera. If Shionogi and/or Lilly provides such written notice to Anthera within the applicable Notice Period, Anthera and Shionogi and/or Lilly, as applicable, shall promptly enter into good faith negotiations for reasonable terms and conditions for Shionogi and/or Lilly to [***], and shall negotiate for up to one hundred twenty (120) days from the date of Shionogi’s and/or Lilly’s notice (the “Negotiation Period”). If Shionogi and Lilly do not exercise their right of first negotiation within the Notice Period or if the relevant Parties fail to enter into an agreement within the Negotiation Period, Anthera shall be free to [***].

     2.6 Covenant not to Sue. During the term of this Agreement, each of Lilly and Shionogi covenants that it and its Affiliates will not make a claim or commence or prosecute against Anthera, its Affiliates, or sublicensees any suit, action, or proceeding of any kind based upon any assertion of infringement of any claim of an issued patent owned or controlled by Lilly, Shionogi, or their respective Affiliates to the extent that such claim covers the composition of matter per se or any of the uses listed on Exhibit A-1 of a Licensed Product or methods of making a Compound or Licensed Product, which methods are required to be transferred by Lilly to Anthera pursuant to the Technology Transfer Letter Agreement.
ARTICLE 3
CONSIDERATION
     3.1 Allocation of Payments Between Shionogi and Lilly. All cash up-front, milestone, and royalty payments to be made by Anthera hereunder shall be split equally between Shionogi and Lilly such that Anthera shall pay fifty percent (50%) of all amounts due hereunder (calculated before deduction of any taxes required to be withheld thereon) to each of Shionogi and Lilly.
     3.2 Up-Front Payments. As partial consideration for the license and other rights granted to Anthera under this Agreement, Anthera shall pay the following up-front payments:
          (a) Two Hundred Fifty Thousand Dollars ($250,000), payable within ten (10) days after the Effective Date.
          (b) Immediately after the Effective Date, Anthera shall issue to each of Shionogi and Lilly that number of shares of Anthera’s Series A-2 Preferred Stock equal to [***]. Shionogi and Lilly shall have substantially the same economic rights as the other investors in Anthera’s Series A-2 Preferred Stock, it being understood that certain investors’ investing amounts materially greater than Lilly and Shionogi may be afforded rights to board representation, access to financial information, rights to approve certain transactions, or other rights not afforded to Lilly or Shionogi.
     3.3 Milestone Payments. As partial consideration for the license and other rights granted to Anthera hereunder, Anthera shall pay milestone payments upon the first occurrence of corresponding milestone events with respect to each Licensed Product, which payments shall be determined based on the formulation of the applicable Licensed Product triggering a milestone payment. Anthera shall notify the other Parties in writing upon its achievement of each milestone event, and shall make each milestone payment payable hereunder no later than [***] after the date on which the applicable milestone event is achieved. For purposes of determining whether milestone payments are payable with respect to Licensed Products under this Section 3.3, as long as two or more Licensed Products (a) contain the same Compound as the sole active ingredient, (b) have the same mode of administration

(e.g., oral, topical, inhaled, injectable, or other mode of administration), and (c) are intended to be sold under the same brand name, such Licensed Products shall be considered the same Licensed Product, regardless of whether such Licensed Products have different dosage forms or are intended to be administered for different indications. Notwithstanding the foregoing, if a Licensed Product marketed under a particular brand name in the United States is marketed under a different brand name in one or more countries in the European Union, the Licensed Product sold in such countries in the European Union shall be considered the same Licensed Product as the Licensed Product sold in the United States under a different brand name if both Licensed Products (i) contain the same Compound as an active ingredient, (ii) have the same mode of administration, and (iii) are marketed to treat the same indication. The milestone payments below shall only be payable [***] with respect to a Licensed Product; provided, however, that if [***], an additional milestone shall be payable for [***].
     By way of example, if Anthera develops a Licensed Product containing the Compound LY433771 in an Oral Formulation (an “LY433771 Licensed Product”) in the form of [***], Anthera shall owe a [***] milestone payment upon [***]. If Anthera subsequently [***] an LY433771 Licensed Product in an Oral Formulation in the form of [***], Anthera shall [***]. If Anthera then [***], Anthera shall owe a [***] milestone payment [***], and shall owe a [***] milestone payment upon [***]. If, after [***] LY433771 Licensed Product [***], Anthera elects to [***], then Anthera shall [***]. However, if Anthera subsequently [***], then Anthera shall owe a [***] milestone payment.
          (a) Oral Formulations of Licensed Products. Anthera will make milestone payments after the occurrence of the corresponding milestone events with respect to Oral Formulations of Licensed Products as set forth in the table below:

Milestone Event	Milestone Payment
Initiation of the First Phase 3 Clinical Trial of each Licensed Product in an Oral Formulation	US $3,000,000
[***] in an Oral Formulation	US [***]
[***] in an Oral Formulation [***]	US [***]
[***] in an Oral Formulation	US [***]
[***] in an Oral Formulation [***]	US [***]
[***] in an Oral Formulation [***]	US [***]
          (b) Injectable Formulations of Licensed Products. Anthera will make milestone payments after the occurrence of the corresponding milestone events with respect to Injectable Formulations of Licensed Products as set forth in the table below:

Milestone Event	Payment
Initiation of the First Phase 3 Clinical Trial of each Licensed Product in an Injectable Formulation	US $3,000,000
[***] in an Injectable Formulation	US [***]
[***] in an Injectable Formulation [***]	US [***]
[***] in an Injectable Formulation	US [***]
[***] in an Injectable Formulation [***]	US [***]
[***] in an Injectable Formulation [***]	US [***]
[***] in an Injectable Formulation [***]	US [***]

          (c) Inhaled Formulations of Licensed Products. Anthera will make milestone payments after the occurrence of the corresponding milestone events with respect to Inhaled Formulations of Licensed Products as set forth in the table below:

Milestone Event	Payment
[***] in an Inhaled Formulation	US [***]
[***] in an Inhaled Formulation	US [***]
[***] in an Inhaled Formulation [***]	US [***]
[***] in an Inhaled Formulation	US [***]
[***] in an Inhaled Formulation [***]	US [***]
[***] in an Inhaled Formulation [***]	US [***]
[***] in an Inhaled Formulation [***]	US [***]
          (d) Topical Formulations of Licensed Products. Anthera will make milestone payments after the occurrence of the corresponding milestone events with respect to Topical Formulations of Licensed Products as set forth in the table below:

Milestone Event	Payment
[***] in a Topical Formulation	US [***]
[***] in a Topical Formulation	US [***]
[***] in a Topical Formulation [***]	US [***]
[***] in a Topical Formulation	US [***]
[***] in a Topical Formulation [***]	US [***]
[***] in a Topical Formulation [***]	US [***]
[***] in a Topical Formulation [***]	US [***]
          (e) Other Formulations of Licensed Products. If Anthera elects to develop a Licensed Product in an Other Formulation, Anthera will make milestone payments related to the development and commercialization of such Licensed Product, which milestone payments will be [***]. Such milestone payments shall be based on [***].
     3.4 Royalties. As partial consideration for the license and other rights granted to Anthera under this Agreement and subject to any applicable reductions and offsets under this Article 3, Anthera shall pay tiered royalties on annual Net Sales of Licensed Products sold in the Territory on a Licensed Product-by-Licensed Product basis. For purposes of determining which

Licensed Products should be considered the same Licensed Product such that the Net Sales of such Licensed Products are aggregated together for determining the applicable royalty rates, two or more Licensed Products shall be considered the same Licensed Product if such products (a) contain the same Compound as the sole active ingredient, (b) have the same mode of administration (e.g., oral, topical, inhaled, injectable, or other mode of administration), and (c) are intended to be sold under the same brand name, regardless of whether such Licensed Products have different dosage forms or are intended to be administered for different indications. Notwithstanding the foregoing, if a Licensed Product marketed under a particular brand name in the United States is marketed under a different brand name in other countries in the Territory, the Licensed Product sold under different brand names in other countries in the Territory shall be considered the same Licensed Product as the Licensed Product sold in the United States if both Licensed Products (i) contain the same Compound as an active ingredient, (ii) have the same mode of administration, and (iii) are marketed to treat the same indication.
The applicable royalty rate shall be determined based on the formulation of the applicable Licensed Product sold in accordance with the following table:

Annual Net Sales of Licensed Products in the Territory
Formulation	Up to [***]		Over [***] up to [***]		Over [***] up to [***]		Over [***]
Inhalation	[***]	%	[***]	%	[***]	%	[***]	%
Topical	[***]	%	[***]	%	[***]	%	[***]	%
Oral	[***]	%	[***]	%	[***]	%	[***]	%
Injectable	[***]	%	[***]	%	[***]	%	[***]	%
Other	[***]	%	[***]	%	[***]	%	[***]	%
For example, assume Anthera and its Affiliates or sublicensees are selling three (3) Licensed Products during a particular calendar year. The first Licensed Product being sold is an LY433771 Licensed Product [***]. [***] an LY433771 Licensed Product [***]. [***] an LY433771 Licensed Product [***]. [***] LY433771 Licensed Products [***]. [***] LY433771 Licensed Product [***].
The applicable royalty rate under this Section 3.4 shall be [***].
     3.5 Length of Royalty Obligations. Anthera’s obligation to pay royalties with respect to each Licensed Product in each country in the Territory shall commence on the date of the First Commercial Sale of such Licensed Product in such country and shall expire upon the later of (a) ten (10) years following the date of the First Commercial Sale of such Licensed Product in such country, and (b) the first date on which generic version(s) of the applicable Licensed Product achieve a total market share, in the aggregate, of twenty-five percent (25%) or more of the total unit sales of wholesalers to pharmacies of Licensed Product and all generic versions combined in the applicable country.
     3.6 Third Party Royalties. If Anthera or its Affiliates or sublicensees are required to obtain a license or other similar right under any intellectual property rights of a Third Party that claim or cover the composition, method of making, or method of using a Licensed Product, Anthera shall have the right to offset [***] of the royalties and other consideration due to such

Third Party under such license or other similar right against the amount of royalties otherwise owed pursuant to Section 3.4; [***] Notwithstanding the foregoing, in no event shall the royalties payable by Anthera on the Net Sales of Licensed Products in a country on account of any reduction pursuant to this Section 3.6 be reduced by means of such reduction by an amount that is more than [***] of the royalties otherwise payable under Section 3.4.
     3.7 Compulsory License. If a Third Party obtains a Compulsory License with respect to a particular Licensed Product in a specific country in the Territory, Lilly or Shionogi will promptly notify Anthera thereof. If the royalty rates payable by the grantee of the Compulsory License are less than the royalty rates applicable in such country as set forth in Section 3.4 above, then the royalty rates payable by Anthera with respect to sales of the applicable Licensed Product in such country will be [***].
     3.8 Royalty Reports and Payments. Within sixty (60) days after the end of each calendar quarter during the term of this Agreement following the First Commercial Sale of a Licensed Product, Anthera shall furnish to Lilly and Shionogi a written report showing in reasonably specific detail, on a Licensed Product-by-Licensed Product and country-by-country basis, (a) the Net Sales of such Licensed Product in the applicable calendar quarter; (b) the calculation of the royalties that shall have accrued based upon such Net Sales; (c) the withholding taxes, if any, required by law to be deducted with respect to such sales; and (d) the exchange rates, if any, used in determining the amount of United States dollars payable in royalties. All royalties shown to have accrued by each such royalty report shall be payable on the date such royalty report is due. Anthera shall keep complete and accurate records in sufficient detail to properly reflect the calculation of all Net Sales and to permit the calculation of the amount of royalties payable by Anthera. In the case of Lilly, Anthera will mail such reports to the attention of: Eli Lilly and Company, Lilly Royalty Administration in Finance, Drop Code 1064, Lilly Corporate Center, Indianapolis, Indiana, 46285 (unless otherwise instructed by Lilly in writing).
     3.9 Payment Terms.
          (a) Payment Method. All payments by Anthera under this Agreement shall be paid in United States dollars.
          (b) Currency Conversion. With respect to sales of Licensed Products invoiced in United States dollars, all such amounts shall be expressed in United States dollars. With respect to sales of Licensed Products invoiced in a currency other than United States dollars, all such amounts shall be expressed both in the currency in which the sale is invoiced and in the United States dollar equivalent. Anthera further agrees in determining such amounts, that it will use the rate of exchange reported by Citibank in New York City as of the close of the last business day of the applicable calendar quarter for which royalties are due for the translation of foreign currency sales into United States dollars.
          (c) Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all of the royalties payable by Anthera with respect to any country where a Licensed Product is sold, Anthera shall have the right, at its option, to make such payments by depositing the amount thereof in local currency to Shionogi’s and Lilly’s accounts in a bank or other depository in such country. If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.
          (d) Withholding Taxes. Anthera shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to amounts payable by Anthera, or any taxes required to be withheld by Anthera, to the extent Anthera pays to the appropriate governmental authority on behalf of Shionogi and Lilly such taxes, levies, or charges. On or before the last day of March of each calendar year, Anthera shall deliver to Shionogi and Lilly proof of payment of all such taxes, levies, and other charges paid by Anthera during the previous calendar year, together with copies of all communications from or with such governmental authority with respect thereto.
          (e) Late Payment. Any amounts not paid by Anthera when due under this Agreement will be subject to interest from and including the date payment is due through and including the date upon which Lilly and/or Shionogi has collected the funds in accordance herewith at a rate equal to the lesser of (i) the sum of five percent (5%) plus the prime rate of interest quoted in the Money Rates (or equivalent) section of the Wall Street Journal per annum, calculated daily on the basis of a three hundred sixty (360) day year, or (ii) the maximum interest rate allowed by law.
     3.10 Audit Rights. Anthera shall keep (and, as applicable, shall cause its Affiliates and require its sublicensees to keep) complete and accurate books and records as are necessary to ascertain Anthera’s compliance with this Agreement, including such records as are necessary to verify royalty payments owed. Upon the written request of Lilly or Shionogi and not more than once in each calendar year, Anthera shall permit an independent certified public accounting firm of nationally recognized standing selected by the auditing Party and reasonably acceptable to Anthera), at the auditing Party’s expense, to have access upon prior written notice during normal business hours to such of the records of Anthera as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than [***] prior to the date of such request. Lilly or Shionogi, as applicable, shall submit an audit plan, including audit scope, to Anthera at least thirty (30) days prior to the commencement of such audit. The accounting firm shall disclose to the auditing Party only whether the reports are correct and the specific details concerning any discrepancies. No other information shall be shared. The auditing Party shall treat all financial information subject to review under this Section 3.10 as confidential, and shall cause its accounting firm to retain all such financial information in confidence. All amounts due as shown by the audit shall be paid within thirty (30) days following the receipt of the final audit report. If the audit shows that the amount paid by

Anthera is [***] less than the amount due, Anthera shall pay [***] reasonable expenses of the auditing Party in conducting the audit. Anthera will include in all sublicenses granted in accordance herewith, and any other agreements enabling a Third Person to be a seller of Licensed Products, an audit provision substantially similar to the foregoing requiring such seller to keep full and accurate books and records relating to the Licensed Products and granting Lilly the right to audit the accuracy of the information reported by the sublicensee in connection therewith.
ARTICLE 4
ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES
     4.1 Transition Support. Lilly shall make available to Anthera the Licensed Technology in its tangible possession or control and which can be readily identified, either through access to documents and/or to Lilly personnel in possession of such Licensed Technology, it being understood that Lilly shall have no obligation to transfer any Licensed Technology not in its possession, including any Licensed Technology in the possession of Shionogi, nor shall it be obligated to prepare reports, summaries or abstracts or transfer any Licensed Technology, the transfer of which would involve unreasonable burden or expense to Lilly. The terms by which Lilly will make such Licensed Technology available to Anthera are set forth in the Technology Transfer Letter Agreement. Promptly after the Effective Date, Lilly and Anthera shall agree upon a process and schedule for disclosure of the Licensed Technology, with the intent that such disclosure shall be substantially completed within [***] (the “Transition Period.”). Within this time period representatives of the Parties’ respective drug safety organizations will meet to determine how to transfer safety information. Such safety information includes but is not limited to adverse event and periodic safety reports. Within [***] following the Effective Date, Lilly shall work with Anthera to transfer possession of the Product Data Package in its tangible possession or control. In addition, during the Transition Period Lilly will provide Anthera with reasonable access to appropriate Lilly clinical and regulatory personnel to answer questions regarding the Licensed Technology. All out-of-pocket expenses or other costs associated with travel and related accommodations for Lilly personnel involved in transition support shall be paid by Anthera. During the Transition Period, Lilly and Shionogi shall execute, acknowledge and deliver such further instruments, and do all such other acts, consistent with the transition support obligations described in Sections 4.1, 4.2, and 4.3 to enable and facilitate an effective transition of development, regulatory, and commercialization responsibilities and activities to Anthera for Compounds and Licensed Products. After the Transition Period, if Anthera discovers that any material Licensed Technology has not been transferred to Anthera, Anthera shall notify Lilly and Lilly will use reasonable efforts to locate such Licensed Technology and transfer it to Anthera.
     4.2 Manufacturing Support and Transfer of Inventories. In accordance with the terms of the Technology Transfer Letter Agreement, Lilly shall (a) transfer to Anthera, at Anthera’s expense and on an “as is” basis, substantially all inventories of Compounds and Licensed Products in Lilly’s possession or control for Anthera’s use in connection with development of Compounds and Licensed Products, and (b) transfer to Anthera or Anthera’s designated Third Party contract manufacturer all Licensed Technology relating to the manufacture of Compounds and Licensed Products.

     4.3 Governmental Filings. Each of the Parties agrees to prepare and file whatever filings, requests, or applications are required to be filed with any governmental authority in connection with transferring the development of Compounds and Licensed Products to Anthera including, without limitation, all documentation required to be filed with Regulatory Authorities in order to transfer all Regulatory Documents to Anthera.
     4.4 Supply of Compounds and Licensed Products for Development. At Anthera’s request, and if Shionogi agrees to do so at its sole discretion, Shionogi shall supply Anthera with Compounds and/or Licensed Products for use to conduct Development Work pursuant to the terms and conditions of a supply agreement to be negotiated in good faith and entered into by Anthera and Shionogi. Except for its obligations under Section 4.2, Lilly shall have no obligations with respect to supply of Compounds or Licensed Products.
     4.5 Diligence.
          (a) General Diligence Requirements. Anthera shall have sole responsibility for all aspects of developing, obtaining Regulatory Approval for, and commercializing Licensed Products in the Territory. Anthera, either on its own or through its Affiliates or sublicensees, shall, at its own expense, use Commercially Reasonable Efforts to undertake all Development Work necessary to obtain Regulatory Approval for at least [***] in the [***] and in at least [***] and in such other countries in the Territory where Anthera elects to do so based on its sound business judgment in light of the economic opportunities for sales of the applicable Licensed Product in such other countries. Notwithstanding the foregoing, in the event that Anthera, either on its own or through its Affiliates or sublicensees, develops a particular Licensed Product for the purpose of seeking Regulatory Approval of such product as an Orphan Drug and obtains Regulatory Approval of such Licensed Product in the United States, Anthera shall have no obligation to seek Regulatory Approval for such Licensed Product in any other Major Market. In such event, Anthera shall not be deemed to have breached its obligations under this Section 4.5(a), regardless of whether Anthera is able to obtain Regulatory Approval of [***] in the [***] and at least [***]. In addition, Anthera shall use Commercially Reasonable Efforts to promote, market, and sell Licensed Products for which Regulatory Approval has been obtained with the goal of maximizing the profit from sales of Licensed Products as early as reasonably practical and maintaining such sales for as long as commercially reasonable. Anthera will report to Lilly and Shionogi on its development progress from time to time, but no less frequently than semi-annually in order for Shionogi and Lilly to confirm the status of development of Licensed Products. If Lilly and Shionogi believe that Anthera is not using Commercially Reasonable Efforts hereunder, Lilly and Shionogi will notify Anthera in writing detailing their specific concerns and recommendations, and the Parties will discuss and agree upon what steps should be taken by Anthera in order to fulfill its obligations hereunder, including a commercially reasonable period of time for Anthera to fulfill such obligations. If the Parties cannot agree on such time period, an independent research and development organization located in the Territory with good reputation in the pharmaceutical industry selected unanimously by the Parties shall establish a commercially reasonable time period. Thereafter, Anthera shall use Commercially Reasonable Efforts to take such steps in order to fulfill its obligations within the period of time agreed to by the Parties or established by the independent research and development organization.
          (b) Specific Diligence Requirements. If Anthera or its Affiliates or sublicensees do not [***] for a Licensed Product containing one of the Initial Compounds within [***] after the Effective Date, Shionogi and Lilly shall have the right to terminate Anthera’s license rights with respect to all Licensed Products containing any Initial Compound in accordance with Section 9.2(b). For example, if Anthera [***] of a Licensed Product containing RSC-3388 within [***] after the Effective Date, Anthera shall be deemed to have satisfied the foregoing diligence obligation and shall retain its license rights with respect to Licensed Products containing any of RSC-3388, S-5920/LY315920 or S-3013/LY333013. In addition, if Anthera fails to [***] for the first Licensed Product within [***] after the Effective Date, Shionogi and Lilly shall have the right to terminate this Agreement in accordance with Section 9.2(b).
     4.6 Exchange of Information.
          (a) Anthera and Shionogi, and Affiliates and sublicensees of Anthera and Shionogi, shall, when commercially and financially reasonable, conduct development work for Licensed Products in the Field in accordance with International Conference on Harmonization guidelines so that the data generated by or on behalf of such Party may be used by Anthera or Shionogi, as applicable, to obtain Regulatory Approval of Licensed Products in the Territory and Japan, respectively. Upon request during the term of the Agreement, Anthera will disclose to Shionogi all Know-How obtained or generated by or on behalf of Anthera or its Affiliates on or after the Effective Date in the course of researching, developing, and commercializing Compounds or Licensed Products that is necessary or useful for the development, manufacture, use, or commercialization of Licensed Products, to the extent that such research, development, and commercialization activities are conducted in the Field. Similarly, upon request during the term of the Agreement, Shionogi will disclose to Anthera all Know-How obtained or generated by or on behalf of Shionogi or its Affiliates [***] in the course of researching, developing, and commercializing Compounds or Licensed Products that is necessary or useful for the development, manufacture, use, or commercialization of Licensed Products, to the extent that such research, development, and commercialization activities are conducted in the Field. The Know-How disclosed by Shionogi hereunder shall be included within the Licensed Know-How, and Anthera shall be permitted to use such Know-How in connection with its exercise of the license rights granted to it in Section 2.1. Shionogi shall have the right to use the Know-How disclosed to it by Anthera hereunder to research, develop, and commercialize Compounds or Licensed Products in Japan. For clarity, all inventions made solely by Anthera or Shionogi on or after the Effective Date and which relate to the Compounds and/or Licensed Products outside the Field shall be solely owned by Anthera or Shionogi respectively, and nothing in this Section 4.6(a) shall be construed to grant a license to the other party under any such inventions.
          (b) Periodically during the term of the Agreement, each of Anthera and Shionogi will disclose to the other, for the purpose of fulfilling obligations concerning safety reporting to Regulatory Authorities in their respective territories, a summary of results generated by or on behalf of such Party or its Affiliates in the course of all preclinical animal or clinical studies, and information regarding all adverse events and serious adverse events resulting from any such studies, of any of the Compounds listed on Exhibit A, Licensed Products containing any of such Compounds, and any other Compounds or Licensed Products that Anthera or Shionogi, as applicable, has elected to notify the other that it or its Affiliates or sublicensees is actively developing.
          (c) At least [***] before initiating GLP toxicity studies, Anthera and Shionogi, and Affiliates and sublicensees of Anthera and Shionogi, shall start periodic discussions with each other concerning their development efforts with respect to Compounds and Licensed Products for which GLP toxicity studies are initiated.
          (d) All disclosures hereunder shall be in the English language; provided, however, that full reports may be provided in an original language.
     4.7 Supply of Compound to Academic Institutions. Anthera understands and acknowledges that, prior to the Execution Date, Shionogi and Lilly have supplied quantities of Compounds to certain academic institutions in the Territory for their use in non-commercial research. Each of Shionogi and Lilly shall make a good faith effort to identify such institutions in the Territory to which Shionogi or Lilly, as applicable, has supplied Compounds prior to the Execution Date. Upon request by Anthera, and to the extent permitted under the terms of the applicable material transfer agreement between Lilly and an academic institution pursuant to which the academic institution received Compound, Lilly shall terminate such agreement and request that any unused quantities of Compound provided to such institution be destroyed. At Anthera’s request, Shionogi shall discuss with Anthera the possible termination of any material transfer agreements between Shionogi and any academic institutions located in the Territory pursuant to which such institutions received Compound from Shionogi. Shionogi agrees that it shall reasonably consider any request by Anthera to terminate any such material transfer agreement. During the term of this Agreement, Shionogi and Lilly shall forward any requests that they receive from academic institutions seeking quantities of Compound for research purposes to Anthera for Anthera’s consideration. Anthera agrees that it will reasonably consider each such request, provided that in no event shall Anthera be required to permit any academic research institution to conduct any studies of Compounds or Licensed Products in animals or humans.
     4.8 Compliance by Anthera. Anthera will comply in all material respects with all applicable laws, regulatory requirements and industry codes of conduct generally accepted in the pharmaceutical industry relating to its development, manufacture, distributing, marketing, promotion, selling, importing and exporting of the Licensed Products. Anthera agrees and acknowledges that, as holder of the Regulatory Documents with respect to Licensed Products, it will have sole responsibility for, among other things, adverse event reporting and all other regulatory reporting and regulatory document maintenance obligations.
     4.9 Development Progress Meetings. Upon the request of Shionogi or Lilly, but not more than twice per year, Anthera shall meet with Shionogi and Lilly to review the status of the development of Licensed Products by Anthera and its Affiliates and sublicensees. Such meetings may be held telephonically.

     4.10 First Right of Refusal. If Shionogi [***], Shionogi shall grant to Anthera a right of first refusal to obtain license rights from Shionogi to [***]. In the event Shionogi decides to [***], Shionogi shall first initiate good faith negotiations with Anthera for reasonable terms and conditions for [***]. If Shionogi and Anthera do not reach a definitive agreement for such Product Opportunity within [***] from the initiation of such negotiations between Shionogi and Anthera, Shionogi shall be free, notwithstanding the provision of Section 2.1 and without any obligation to Anthera hereunder other than the provisions of this Section 4.10, to [***]; provided however, that Shionogi shall not grant rights to [***]. In connection with the foregoing, Shionogi agrees that it and its Affiliates shall not develop the Compounds indicated in Exhibit A and the Compounds which Anthera is actively developing at the time that Shionogi offers the Product Opportunity to Anthera, [***].
ARTICLE 5
REPRESENTATIONS AND WARRANTIES
     5.1 By All Parties. Each Party represents and warrants the following:
          (a) it is duly organized, validly existing, and in good standing under the laws of the state and/or nation of its organization;
          (b) it has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder, and it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder;
          (c) the Agreement has been duly executed and delivered on behalf of it, and constitutes a legal, valid, and binding obligation of such Party and is enforceable against it in accordance with its terms;

          (d) the execution, delivery, and performance of this Agreement by it does not, and the consummation of the transactions contemplated hereby will not, violate or conflict with any provisions of its organizational documents, bylaws, any law or regulation applicable to it, or any agreement, instrument, order, judgment, or decree to which it is a party or by which it is bound that would materially affect its ability to consummate the transaction contemplated hereby or impair the rights being granted to the other Parties; and
          (e) all necessary consents, approvals, and authorizations of all governmental authorities and other Persons required to be obtained by such Party in connection with the entry into this Agreement have been obtained.
     5.2 By Lilly. Lilly represents and warrants to Anthera that:
          (a) Exhibit B includes all patent applications and patents owned by or licensed to Lilly as of the Execution Date that (i) were licensed by Lilly to Shionogi pursuant to the Collaboration Agreement; (ii) cover inventions within the Field that were conceived, discovered, developed, or acquired by Lilly or its Affiliates, whether solely or jointly with Shionogi, pursuant to the Collaboration Agreement including, without limitation, all patent applications and patents covering or claiming Project Technology; and/or (iii) relate to the composition of matter of, or methods of making or using the following Compounds: (A) Compounds that were jointly invented by Shionogi and Lilly [***]; (B) Compounds that were selected by Lilly as candidates for development as a PLA2 Inhibitor [***]; and (C) Compounds that are PLA2 Inhibitors and were conceived, discovered, synthesized, or acquired by Lilly based upon Project Technology [***]. Further, to the knowledge of the Lilly in-house patent counsel responsible for monitoring the patents listed in Exhibit B, Exhibit B includes all Compounds that: (1) were selected by Shionogi as a candidate for development as a PLA2 Inhibitor [***] or are PLA2 Inhibitors that were conceived, discovered, synthesized or acquired by Shionogi based upon Project Technology [***], and (2) were researched and/or developed by Lilly under any Lilly research or development program directed at inhibition of PLA2 [***];
          (b) To the knowledge of the Lilly in-house patent counsel responsible for monitoring the patents listed in Exhibit B, Lilly has not assigned or licensed to any Third Parties or Affiliates any patent applications or patents that (i) were licensed by Lilly to Shionogi pursuant to the Collaboration Agreement; (ii) cover inventions within the Field that were conceived, discovered, developed, or acquired by Lilly or its Affiliates, whether solely or jointly with Shionogi, pursuant to the Collaboration Agreement including, without limitation, all patent applications and patents covering or claiming Project Technology; and/or (iii) relate to the composition of matter of, or methods of making or using the following Compounds: (A) Compounds that were jointly invented by Shionogi and Lilly [***]; (B) Compounds that were selected by Lilly as a candidate for development as a PLA2 Inhibitor [***]; and (C) Compounds that are PLA2 Inhibitors and were conceived, discovered, synthesized, or acquired by Lilly based upon Project Technology [***]. Further, to the knowledge of the Lilly in-house patent counsel responsible for monitoring the patents listed in Exhibit B, Lilly has not assigned or licensed to any Third Parties or Affiliates any patent applications or patents that relate to the composition of matter of, or methods of making or using Compounds that: (1) were selected by Shionogi as a candidate for development as a PLA2 Inhibitor [***] or are PLA2 Inhibitors that were conceived, discovered, synthesized or acquired by Shionogi based upon Project Technology [***], and (2) were researched and/or developed by Lilly under any Lilly research or development program directed at inhibition of PLA2 [***];
          (c) since the date of termination of the Collaboration Agreement, (i) neither Lilly nor any of its Affiliates has performed any material research directed at identifying pharmaceutical agents that inhibit phospholipase using or practicing the Lilly Technology, Shionogi Technology, Project Technology, the patent applications and patents within the Field that were licensed by Lilly to Shionogi under the Collaboration Agreement, or the patent applications and patents within the Field that are jointly owned by Shionogi and Lilly pursuant to the Collaboration Agreement; and (ii) no material research or development work has been performed by or on behalf of Lilly or its Affiliates with respect to any Compounds or Licensed Products;
          (d) as of the Execution Date, Lilly is not aware of any pending or threatened litigation against Lilly or its Affiliates or licensees (and has not received any communication relating thereto) which alleges that Lilly’s or its Affiliates’ or licensees’ activities with respect to Compounds, Licensed Products, or the Licensed Technology have infringed or misappropriated, or would infringe or misappropriate, any of the intellectual property rights of any other Person;
          (e) Lilly owns and Controls the Licensed Patent Rights identified on Exhibit B as being owned by it. Nothing in this Agreement shall constitute a representation or warranty by Lilly that the Licensed Patent Rights are or will be valid or that exercise of the Licensed Technology will not infringe the intellectual property rights of others;
          (f) To the knowledge of the Lilly in-house patent attorney responsible for monitoring the Licensed Patent Rights listed on Exhibit B, as of the Execution Date, Lilly has granted to Anthera a license to all patent applications and patents owned by or licensed to Lilly or its Affiliates as of the Execution Date that cover (i) the Compounds per se listed on Exhibit A; (ii) the specific formulations and the methods of use listed in Exhibit A-1 of those Compounds and Licensed Products that were researched or developed by Lilly or its Affiliates prior to the Execution Date in connection with the Collaborative Project, and/or under any Lilly research or development program primarily directed at inhibition of PLA2 prior to the Effective Date; and (iii) the specific formulations and methods of use listed in Exhibit A-1 of those Compounds and Licensed Products that: (A) were selected by Shionogi as a candidate for development as a PLA2 Inhibitor [***] or are PLA2 Inhibitors that were conceived, discovered, synthesized or acquired by Shionogi based upon Project Technology [***], and (B) were researched and/or developed by Lilly under any Lilly research or development program directed at inhibition of PLA2 [***];

          (g) To the knowledge of the Lilly in-house patent attorney responsible for monitoring the Licensed Patent Rights listed on Exhibit B, as of the Execution Date, there is no material unauthorized use, infringement, or misappropriation of any of the Lilly Licensed Technology by a Third Party relating to the Compounds or Licensed Products.
          (h) To the knowledge of the Lilly in-house patent attorney responsible for monitoring the Licensed Patent Rights listed on Exhibit B, prior to and up through the Execution Date, Lilly has not granted any licenses, options, or covenants-not-to-sue to Third Parties with respect to any of the Licensed Technology;
          (i) To the knowledge of the Lilly in-house patent attorney responsible for monitoring the Licensed Patent Rights listed on Exhibit B, as of the Execution Date, there is no interference action, opposition, reissue or reexamination proceeding, or any intellectual property litigation pending before any patent office or court concerning any of the Licensed Patent Rights Controlled by Lilly as of the Execution Date in the Territory;
          (j) Lilly has complied at all times with the provisions of the Act and will, upon request, certify in writing to Anthera that neither it, its employees, nor any Person that has provided services to Lilly in connection with the Compounds or Licensed Products has been debarred under the provisions of such Act;
          (k) (i) Lilly has attempted in good faith to provide to Anthera a complete copy of the Regulatory Documents for all Compounds and Licensed Products to the extent the same are in the possession of Lilly and could be readily located, including all amendments and supplements thereto; (ii) Lilly has not granted to any Affiliate or Third Party a right to reference any of the Regulatory Documents and has not assigned its interest in any of such Regulatory Documents to an Affiliate or Third Party; and (iii) Lilly makes no representation or warranty regarding the status, accuracy or completeness of Regulatory Documents or the Product Data Package and the same are provided to Anthera “AS IS”.
          (l) Lilly has attempted in good faith to transfer to Anthera all Lilly Licensed Technology in its tangible possession or control, to the extent same are in the possession of Lilly or its Affiliates and could be readily located.
     5.3 By Shionogi. Shionogi represents and warrants to Anthera that:
          (a) Exhibit B includes all patent applications and patents owned by or licensed to Shionogi as of the Execution Date that (i) were licensed by Shionogi to Lilly pursuant to the Collaboration Agreement; (ii) cover inventions within the Field that were conceived, discovered, developed, or acquired by Shionogi or its Affiliates, whether solely or jointly with Lilly, pursuant to the Collaboration Agreement including, without limitation, all patent applications and patents covering or claiming Project Technology; and/or (iii) relate to the composition of matter of, or methods of making or using the following Compounds: (A) Compounds that were jointly invented by Shionogi and Lilly [***]; (B) Compounds that were selected by Shionogi as candidates for development as a PLA2 Inhibitor [***]; and (C) Compounds that are PLA2 Inhibitors and were conceived, discovered, synthesized, or acquired by Shionogi based upon Project Technology. Further, to the knowledge of the Shionogi in-house patent counsel responsible for monitoring the patents listed in Exhibit B, Shionogi has not assigned or licensed to any Third Parties or Affiliates any patent applications or patents that relate to the composition of matter of, or methods of making or using Compounds that: (1) were selected by Lilly as a candidate for development as a PLA2 Inhibitor [***] or are PLA2 Inhibitors that were conceived, discovered, synthesized or acquired by Lilly based upon Project Technology [***], and (2) were researched and/or developed by Shionogi under any Shionogi research or development program directed at inhibition of PLA2 [***];
          (b) To the knowledge of the Shionogi in-house patent counsel responsible for monitoring the patents listed in Exhibit B, Shionogi has not assigned or licensed to any Third Parties or Affiliates any patent applications or patents that (i) were licensed by Shionogi to Lilly pursuant to the Collaboration Agreement; (ii) cover inventions within the Field that were conceived, discovered, developed, or acquired by Shionogi or its Affiliates, whether solely or jointly with Lilly, pursuant to the Collaboration Agreement including, without limitation, all patent applications and patents covering or claiming Project Technology; and/or (iii) relate to the composition of matter of, or methods of making or using the following Compounds: (A) Compounds that were jointly invented by Shionogi and Lilly [***]; (B) Compounds that were selected by Shionogi as a candidate for development as a PLA2 Inhibitor [***]; and (C) Compounds that are PLA2 Inhibitors and were conceived, discovered, synthesized, or acquired by Shionogi based upon Project Technology. Further, to the knowledge of the Shionogi in-house patent counsel responsible for monitoring the patents listed in Exhibit B, Shionogi has not assigned or licensed to any Third Parties or Affiliates any patent applications or patents that relate to the composition of matter of, or methods of making or using Compounds that: (1) were selected by Lilly as a candidate for development as a PLA2 Inhibitor [***] or are PLA2 Inhibitors that were conceived, discovered, synthesized or acquired by Lilly based upon Project Technology [***], and (2) were researched and/or developed by Shionogi under any Shionogi research or development program directed at inhibition of PLA2 [***];
          (c) since the date of termination of the Collaboration Agreement, (i) neither Shionogi nor any of its Affiliates has performed any material research directed at identifying pharmaceutical agents that inhibit phospholipase using or practicing the Lilly Technology, Shionogi Technology, Project Technology, the patent applications and patents within the Field that were licensed by Shionogi to Lilly under the Collaboration Agreement, or the patent applications and patents within the Field that are jointly owned by Shionogi and Lilly pursuant to the Collaboration Agreement; and (ii) no material research or development work has been performed by or on behalf of Shionogi or its Affiliates with respect to any Compounds or Licensed Products in the Field;
          (d) as of the Execution Date, Shionogi is not aware of any pending or threatened litigation against Shionogi or its Affiliates or licensees (and has not received any communication relating thereto) which alleges that Shionogi’s or its Affiliates’ or licensees’ activities with respect to Compounds, Licensed Products, or the Licensed Technology have infringed or misappropriated, or would infringe or misappropriate, any of the intellectual property rights of any other Person;
          (e) Shionogi owns and Controls the Licensed Patent Rights identified on Exhibit B as being owned by it. Nothing in this Agreement shall constitute a representation or warranty by Shionogi that the Licensed Patent Rights are or will be valid or that exercise of the Licensed Technology will not infringe the intellectual property rights of others;
          (f) To the knowledge of the Shionogi in-house patent attorney responsible for monitoring the Licensed Patent Rights listed on Exhibit B, as of the Execution Date, Shionogi has granted to Anthera a license to all patent applications and patents owned by or licensed to Shionogi or its Affiliates as of the Execution Date that cover (i) the Compounds per se listed on Exhibit A; (ii) the specific formulations and methods of use of Compounds and Licensed Products that were researched or developed by Shionogi or its Affiliates [***]; and (iii) the specific formulations and methods of use listed in Exhibit A-1 of those Compounds and Licensed Products that: (A) were selected by Lilly as a candidate for development as a PLA2 Inhibitor [***] or are PLA2 Inhibitors that were conceived, discovered, synthesized or acquired by Lilly based upon Project Technology [***], and (B) were researched and/or developed by Shionogi under any Shionogi research or development program directed at inhibition of PLA2 [***];
          (g) To the knowledge of the Shionogi in-house patent attorney responsible for monitoring the Licensed Patent Rights listed on Exhibit B, as of the Execution Date, there is no material unauthorized use, infringement, or misappropriation of any of the Shionogi Licensed Technology by a Third Party relating to the Compounds or Licensed Products;
          (h) To the knowledge of the Shionogi in-house patent attorney responsible for monitoring the Licensed Patent Rights listed on Exhibit B, prior to and up through the Execution Date, Shionogi has not granted any licenses, options, or covenants-not-to-sue to Third Parties with respect to any of the Licensed Technology;
          (i) To the knowledge of the Shionogi in-house patent attorney responsible for monitoring the Licensed Patent Rights listed on Exhibit B, as of the Execution Date, there is no interference action, opposition, reissue or reexamination proceeding, or any intellectual property litigation pending before any patent office or court concerning any of the Licensed Patent Rights Controlled by Shionogi as of the Execution Date in the Territory; and
          (j) Shionogi has complied at all times with the provisions of the Act and will, upon request, certify in writing to Anthera that neither it, its employees, nor any Person that has provided services to Shionogi in connection with the Compounds or Licensed Products has been debarred under the provisions of such Act.
     5.4 IMPLIED WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 5, LILLY AND SHIONOGI MAKE NO REPRESENTATIONS OR WARRANTIES AS TO THE LICENSED TECHNOLOGY OR ANY OTHER MATTER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR

OTHERWISE, AND LILLY AND SHIONOGI SPECIFICALLY DISCLAIM ANY AND ALL IMPLIED OR STATUTORY WARRANTIES.
ARTICLE 6
INDEMNIFICATION
     6.1 By Anthera. Anthera shall indemnify, defend, and hold Lilly, Shionogi, and their respective directors, officers, employees, and Affiliates, harmless from and against any and all Damages incurred or suffered by each of them (excluding incidental or consequential Damages suffered or incurred by Lilly or Shionogi directly (as opposed to incidental or consequential Damages suffered or incurred by Third Parties who are, in turn, seeking the same from Lilly or Shionogi, which shall be covered by the indemnity set forth herein)) as a consequence of Third Party claims or actions (“Claims”) based on:
          (a) a breach of any of Anthera’s representations, warranties, or obligations contained in this Agreement;
          (b) the negligence, recklessness, or willful misconduct of Anthera, its Affiliates, or the employees or agents of Anthera or its Affiliates; and
          (c) the research, development, manufacture, sale and use of Compounds and Licensed Products by or on behalf of Anthera or its Affiliates, sublicensees, or assignees, and the importation, use, and sale of Compounds and Licensed Products by Anthera or its Affiliates, sublicensees, or assignees in the Territory, including, without limitation, all product liability or other claims for injury or death (“Product Liability Claims”) arising from the sale or use of Licensed Products sold by or on behalf of Anthera or its Affiliates, sublicensees, or assignees after the Effective Date, regardless of the theory under which such claims are brought.
Anthera’s indemnification obligations under this Section 6.1 shall not apply to the extent that the applicable Claim arises out of or results from (i) a breach of any of Lilly’s or Shionogi’s representations, warranties, or obligations contained in this Agreement; (ii) the recklessness or intentional misconduct of Lilly, Shionogi, or their respective Affiliates, or the employees or agents of Lilly, Shionogi, or their respective Affiliates; provided, however, that this subsection (ii) shall not apply to Product Liability Claims; (iii) the practice of the Licensed Technology pursuant to Section 2.2 by or on behalf of Shionogi, Lilly, or their respective Affiliates, sublicensees, or assignees after the Effective Date; or (iv) the research, development, manufacture, and use of Compounds and Licensed Products by or on behalf of Shionogi or its Affiliates, sublicensees, or assignees, and the importation, use, and sale of Compounds and Licensed Products in Japan including, without limitation, all Product Liability Claims arising from the sale or use of Licensed Products sold by or on behalf of Shionogi or its Affiliates, sublicensees, or assignees, regardless of the theory under which such claims are brought.
     6.2 By Lilly. Lilly shall indemnify, defend and hold Anthera and its directors, officers, employees, and Affiliates harmless from and against any and all Damages incurred or suffered by each of them (excluding incidental or consequential Damages suffered or incurred by Anthera directly (as opposed to incidental or consequential Damages suffered or incurred by

Third Parties who are, in turn, seeking the same from Anthera, which shall be covered by the indemnity set forth herein)) as a consequence of Claims based upon:
          (a) a breach of any of Lilly’s representations, warranties, or obligations contained in this Agreement;
          (b) except with respect to Product Liability Claims, the recklessness or willful misconduct of Lilly, its Affiliates, or the employees or agents of Lilly or its Affiliates;
          (c) research and development activities with respect to the Compounds and Licensed Products occurring prior to the Effective Date, excluding, however, any Product Liability Claims arising from the sale or use of Licensed Products sold by Anthera or its Affiliates, sublicensees, or assignees after the Effective Date, regardless of the theory under which such claims are brought;
          (d) Lilly’s failure to fulfill its regulatory obligations under the Regulatory Documents prior to the Effective Date; and
          (e) the practice of the Licensed Technology by or on behalf of Lilly or its Affiliates, sublicensees, or assignees after the Effective Date.
Lilly’s indemnification obligations under this Section 6.2 shall not apply to the extent that the applicable Claim arises out of or results from (i) a breach of any of Anthera’s representations, warranties, or obligations contained in this Agreement; or (ii) the negligence, recklessness, or willful misconduct of Anthera, its Affiliates, or the employees or agents of Anthera or its Affiliates.
     6.3 By Shionogi to Anthera. Shionogi shall indemnify, defend and hold Anthera and its directors, officers, employees, and Affiliates harmless from and against any and all Damages incurred or suffered by each of them (excluding incidental or consequential Damages suffered or incurred by Anthera directly (as opposed to incidental or consequential Damages suffered or incurred by Third Parties who are, in turn, seeking the same from Anthera, which shall be covered by the indemnity set forth herein)) as a consequence of Claims based upon:
          (a) a breach of any of Shionogi’s representations, warranties, or obligations contained in this Agreement;
          (b) the negligence, recklessness, or willful misconduct of Shionogi, its Affiliates, or the employees or agents of Shionogi or its Affiliates;
          (c) research and development activities with respect to the Compounds and Licensed Products occurring prior to the Effective Date, excluding, however, any Product Liability Claims arising from the sale or use of Licensed Products sold by Anthera or its Affiliates, sublicensees, or assignees after the Effective Date, regardless of the theory under which such claims are brought;

          (d) the practice of the Licensed Technology by or on behalf of Shionogi or its Affiliates, sublicensees, or assignees after the Effective Date; and
          (f) the research, development, manufacture, sale and use of Compounds and Licensed Products by or on behalf of Shionogi or its Affiliates, sublicensees, or assignees, and the importation, use, and sale of Compounds and Licensed Products by or on behalf of Shionogi or its Affiliates, sublicensees, or assignees in Japan including, without limitation, all Product Liability Claims arising from the sale or use of Licensed Products sold by or on behalf of Shionogi or its Affiliates, sublicensees, or assignees, regardless of the theory under which claims are brought.
Shionogi’s indemnification obligations under this Section 6.3 shall not apply to the extent that the applicable Claim arises out of or results from (i) a breach of any of Anthera’s representations, warranties, or obligations contained in this Agreement; (ii) the negligence, recklessness, or willful misconduct of Anthera, its Affiliates, or the employees or agents of Anthera or its Affiliates; or (iii) the research, development, manufacture, and use of Compounds and Licensed Products by or on behalf of Anthera or its Affiliates, sublicensees, or assignees, and the importation, use, and sale of Compounds and Licensed Products in the Territory including, without limitation, all Product Liability Claims arising from the sale or use of Licensed Products sold by or on behalf of Anthera or its Affiliates, sublicensees, or assignees, regardless of the theory under which such claims are brought.
     6.4 By Shionogi to Lilly. Shionogi shall indemnify, defend, and hold Lilly and its directors, officers, employees, and Affiliates harmless from and against any and all Damages incurred or suffered by each of them (excluding incidental or consequential Damages suffered or incurred by Lilly directly (as opposed to incidental or consequential Damages suffered or incurred by Third Parties who are, in turn, seeking the same from Lilly, which shall be covered by the indemnity set forth herein)) as a consequence of Claims based on:
          (a) the negligence, recklessness, or willful misconduct of Shionogi, its Affiliates, or the employees or agents of Shionogi or its Affiliates; and
          (b) the research, development, manufacture, sale and use of Compounds and Licensed Products by or on behalf of Shionogi or its Affiliates, sublicensees, or assignees, and the importation, use, and sale of Compounds and Licensed Products by Shionogi or its Affiliates, sublicensees, or assignees in Japan, including, without limitation, all Product Liability Claims arising from the sale or use of Licensed Products sold by Shionogi or its Affiliates, sublicensees, or assignees after the Execution Date, regardless of the theory under which claims are brought.
Shionogi’s indemnification obligations under this Section 6.4 shall not apply to the extent that the applicable Claim arises out of or results from (i) a breach of any of Lilly’s representations, warranties, or obligations contained in this Agreement; (ii) the recklessness or intentional misconduct of Lilly or its Affiliates, or the employees or agents of Lilly or its Affiliates; provided, however, that this subsection (ii) shall not apply to Product Liability Claims; (iii) the practice of the Licensed Technology by Anthera, Lilly, or their respective Affiliates, sublicensees, or assignees after the Effective Date; or (iv) the research, development, manufacture, and use of Compounds and Licensed Products by or on behalf of Anthera or its Affiliates, sublicensees, or assignees, and the importation, use, and sale of Compounds and Licensed Products by or on behalf of Anthera or its Affiliates, sublicensees, or assignees in the Territory.
     6.5 Conditions of Indemnification. The Indemnifying Party’s indemnity obligations as provided for in this Article 6 shall be conditioned upon the following:
          (a) the Indemnified Party providing prompt written notice of the applicable Claim to the Indemnifying Party;
          (b) the Indemnified Party permitting the Indemnifying Party to have [***] control over the investigation, defense, or settlement of the applicable Claim;
          (c) the Indemnified Party reasonably cooperating with the Indemnifying Party in the investigation and defense of such Claim; and
          (d) the Indemnified Party’s agreement not to compromise or otherwise settle any such Claim without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld or delayed.
     6.6 NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 6.6 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER ARTICLE 6, OR DAMAGES AVAILABLE FOR A BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 7.
ARTICLE 7
CONFIDENTIALITY AND PUBLICITY
     7.1 Obligations of Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed to in writing by the Parties, each Party agrees that, for the term of this Agreement and for [***] thereafter, it shall keep confidential and shall not publish or otherwise disclose, and shall not use for any purpose other than as contemplated under this Agreement, any Confidential Information furnished to it by another Party pursuant to this Agreement, except that the foregoing shall not apply to any information for which the receiving Party can demonstrate, by competent proof:
          (a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the disclosing Party;
          (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

          (c) later became part of the public domain through no act or omission of the receiving Party;
          (d) was disclosed to the receiving Party without obligations of confidentiality with respect thereto, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others without restriction; or
          (e) was independently developed by employees of the receiving Party without use of or reference to Confidential Information disclosed by the disclosing Party.
     7.2 Exceptions. Each Party may disclose Confidential Information disclosed to it by another Party to the extent such disclosure is reasonably necessary for the following reasons:
          (a) in connection with regulatory filings, including filings with the U.S. Securities Exchange Commission and Regulatory Authorities permitted hereunder;
          (b) prosecuting or defending litigation; and
          (c) complying with applicable governmental regulations, court orders, and legal requirements.
Notwithstanding the foregoing, in the event a Party is required to make a disclosure of another party’s Confidential Information pursuant to this Section 7.2 it will, except where impracticable, give reasonable advance notice to the disclosing Party of such required disclosure and use reasonable efforts to cooperate with the disclosing Party’s efforts to secure confidential treatment of such information. In any event, each Party agrees to take all reasonable actions to avoid any unauthorized use or disclosure of another Party’s Confidential Information.
     7.3 Disclosure to Third Parties. Notwithstanding the provisions of Section 7.1 hereinabove, Anthera may disclose Shionogi’s and Lilly’s Confidential Information to its Affiliates and to its officers, employees, sublicensees, advisors, consultants, subcontractors, and distributors in each country of the Territory and to Regulatory Authorities in the Territory as reasonably necessary to research, develop, and commercialize Licensed Products; provided, however, that Anthera shall use commercially reasonable efforts to impose upon such disclosees obligations of confidentiality and non-use at least equivalent in scope to those set forth in Section 7.1. Similarly, notwithstanding the provisions of Section 7.1 hereinabove, Shionogi may disclose Anthera’s and Lilly’s Confidential Information to its Affiliates and to its officers, employees, sublicensees, advisors, consultants, subcontractors, and distributors in Japan and to Regulatory Authorities in Japan; provided, however, that Shionogi shall use commercially reasonable efforts to impose upon such disclosees obligations of confidentiality and non-use at least equivalent in scope to those set forth in Section 7.1.
     7.4 Publicity. The Parties agree that no publicity release or announcement concerning the transactions contemplated hereby will be issued without the advance written consent of the other Parties except as such release or announcement may be required by (a) Applicable Law, (b) for filings with governmental agencies, including filings with the U.S. Securities Exchange Commission and with Regulatory Authorities, (c) prosecuting or defending litigation, and (d)

complying with applicable governmental regulations, court orders, and legal requirements, in which case the Party required to make such release or announcement will, to the extent reasonably practicable before making any such release or announcement, afford the other Parties with a reasonable opportunity to review and comment upon such release or announcement and use reasonable efforts to seek confidential treatment of such information. Notwithstanding the above, the Parties agree that Anthera may issue an initial press release announcing the execution of this Agreement and describing in general terms the rights licensed to Anthera hereunder; provided, however, that Anthera shall submit a draft of such proposed initial press release to Lilly and Shionogi for their review prior to such issuance and shall incorporate all reasonable comments received by Lilly and/or Shionogi within [***] from the date on which Anthera provides such draft to Lilly and/or Shionogi, as applicable. Anthera may subsequently release the information already disclosed in the initial press release without being required to obtain the consent of Lilly and Shionogi.
ARTICLE 8
INTELLECTUAL PROPERTY
     8.1 Core Patent Prosecution and Maintenance. During the term of this Agreement, Anthera shall, at its expense, file, prosecute, and maintain those Core Patents prosecuted and maintained by Lilly prior to the Effective Date (such Core Patents, the “Lilly Core Patents”) in the United States and, to the extent possible with respect to a particular patent application or patent within the Lilly Core Patents, the Major Markets, as well as in the Additional Countries (as such term is defined below). During the term of this Agreement, Shionogi shall file, prosecute, and maintain those Core Patents prosecuted and maintained by Shionogi prior to the Effective Date (such Core Patents, the “Shionogi Core Patents”) in the United States and, to the extent possible with respect to a particular patent application or patent within the Shionogi Core Patents, the Major Markets, as well as in the Additional Countries; provided, however, that Shionogi may, at its sole discretion, elect to transfer such filing, prosecution and maintenance responsibilities to Anthera, in which event Anthera shall thereafter assume, at its expense, responsibility for the filing, prosecuting and maintenance of the Shionogi Core Patents in the United States, the Major Markets and Additional Countries. The Parties acknowledge that Exhibit D shall be updated within three (3) months after the Execution Date. Periodically during the term of the License Agreement, the Parties shall discuss and agree on those countries in the Territory (in addition to the Major Markets) in which Anthera or Shionogi, as applicable, shall file, prosecute, and maintain the Core Patents (such countries, the “Additional Countries”), whether additional patent applications or patents within the Licensed Patent Rights should be deemed to be Core Patents, and whether any Core Patents should be abandoned in any countries in the Territory; provided, however, that if the Parties do not agree that a particular country or countries should be included as Additional Countries, whichever of Anthera or Shionogi is responsible for filing, prosecuting, and maintaining the applicable Core Patents shall have the first right to file, prosecute, or maintain such Core Patents in such country or countries at its own expense and, if Anthera or Shionogi elects not to do so, any other Party shall have the right to file, prosecute, or maintain such Core Patents in such country or countries at its own expense. Notwithstanding the foregoing, no additional patent applications or patents may be deemed to be Core Patents, nor any country added to the list of Additional Countries where Core Patents must be maintained by

Anthera or Shionogi, and the prosecution or maintenance of any Core Patents in any countries in the Territory in which such activities have commenced may not be abandoned, unless the Parties reach unanimous agreement on such matter. If Anthera requests that a particular patent application or patent within the Licensed Patent Rights be designated a Shionogi Core Patent and Shionogi disagrees with such request, Anthera shall have the right to prosecute or maintain such patent application or patent in the Territory at its own expense. Anthera or Shionogi, as applicable, shall provide to the other Parties, and the same shall be entitled to review and comment upon, documents to be filed or received from the applicable patent offices relating to the prosecution of the Core Patents in the Major Markets and Additional Countries. Anthera or Shionogi, as applicable, shall incorporate the other Parties’ reasonable comments regarding the prosecution of the Core Patents in the Major Markets and Additional Countries. Anthera shall reimburse Lilly for [***] issuance and maintenance fees incurred by Lilly in filing, prosecuting, and maintaining the Lilly Core Patents in the Major Markets and Additional Countries, to the extent that Lilly, as the assignee of the Lilly Core Patents is required to pay such fees. Anthera shall reimburse Shionogi for [***] of the filing, issuance, and maintenance fees incurred by Shionogi in filing, prosecuting, and maintaining the Shionogi Core Patents in the Major Markets and Additional Countries; provided, however, that if Shionogi elects to transfer filing, prosecution, and maintenance activities for the Shionogi Core Patents to Anthera, Anthera shall reimburse Shionogi for [***] issuance and maintenance fees incurred by Shionogi on or after the date of such transfer in filing, prosecuting, and maintaining the Shionogi Core Patents in the Major Markets and Additional Countries to the extent that Shionogi, as the assignee of the Shionogi Core Patents, is required to pay such fees. All outside counsel used by Anthera in connection with the activities contemplated by this Article 8 with respect to the filing, prosecution, and maintenance of the Lilly Core Patents and, if applicable, the Shionogi Core Patents, shall be reasonably satisfactory to Lilly and Shionogi.
     8.2 Prosecution of Non-Core Patents. Shionogi and/or Lilly may, at their discretion and expense, file, prosecute, and maintain patent applications and patents within the Licensed Patent Rights (other than the Core Patents in the Major Markets and Additional Countries, or a patent application or patent that Anthera requested be designated as a Shionogi Core Patent, which request was denied by Shionogi) in the Territory. Shionogi and/or Lilly may, at their discretion, abandon any patent applications and patents covering any Licensed Technology in any countries in the Territory (other than the Core Patents in the Major Markets and Additional Countries) at any time during the term of the License Agreement with prior written notice to Anthera, which notice shall be provided at least [***] before the time limit, if any, set forth in the applicable laws and regulations for the taking of an action required or permitted with respect to the filing, prosecution, or maintenance of the applicable patent application or patent. In such case, Anthera may elect, at its sole discretion and expense, to undertake the preparation, filing, prosecution, or maintenance of such patent application or patent in such country. In addition, Anthera may request that Shionogi and/or Lilly file and prosecute a patent application covering an invention within the Licensed Technology in a particular country in the Territory. Within [***] after their receipt of such a request from Anthera, Shionogi and/or Lilly shall notify Anthera in writing whether they are willing to file and prosecute the applicable patent application in the applicable country at their expense. If Shionogi and/or Lilly do not elect to file and prosecute such patent application in such country, Anthera may elect, at its sole discretion and expense, to undertake the preparation, filing, prosecution, and maintenance of such patent application or patent in such country.
     8.3 Infringement by Third Parties. Anthera shall notify Shionogi and Lilly of any infringement or possible infringement of the Licensed Patent Rights in the Territory by a Third Party promptly after it becomes aware of such infringement. Anthera will have the first right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to infringement in the Territory of the Licensed Patent Rights (an “Enforcement Action”), by counsel of its own choice. Whichever of Shionogi and/or Lilly has an ownership interest in the applicable Licensed Patent Rights shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Notwithstanding the foregoing, prior to initiating an action or proceeding against a Third Party with respect to the Licensed Patent Rights, Anthera shall notify Shionogi and/or Lilly of its intent to bring such action or proceeding and shall consult with Shionogi and/or Lilly regarding Anthera’s planned course of action. Each of Shionogi and Lilly shall have the option to assign to Anthera their ownership interest in any patent applications or patents at issue prior to the initiation by Anthera of an infringement action or proceeding with respect to such patent applications or patents. Shionogi and/or Lilly shall provide reasonable assistance and cooperation to Anthera at their own expense and may, at their sole discretion and expense and by counsel of their choice, join in such Enforcement Action. If Anthera fails to institute an Enforcement Action within [***], whichever of Shionogi and/or Lilly has an ownership interest in the applicable Licensed Patent Rights shall have the right, but not the obligation, to bring and control any such action or proceeding at its own expense and by counsel of its own choice. In such event, Anthera shall provide reasonable assistance and cooperation to Shionogi and/or Lilly in connection with such Enforcement Action at its own expense. If Shionogi or Lilly institutes an Enforcement Action, Anthera shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. [***].
     8.4 Third Party Infringement Claims. Anthera shall promptly inform the other Parties in the event of any claim, threat, or suit by a Third Party against Anthera alleging that the manufacture, use, importation, or sale of Compounds or Licensed Products in the Territory infringes any patents or other intellectual property rights of such Third Party. Anthera shall have final control of the defense against such claim, threat, or suit and any settlement thereof in the Territory; provided that Anthera shall not settle such claim, threat, or suit in a manner that adversely affects Shionogi’s or Lilly’s interest in the Licensed Patent Rights including, without limitation, the validity of the patent applications and patents within the Licensed Patent Rights, without the prior written consent of Shionogi and Lilly, which consent shall not be unreasonably withheld or delayed. Anthera shall bear its own out-of-pocket costs incurred in connection with such legal proceedings and the amount of settlements or damages awarded to a Third Party as a result of the suit for infringement by Anthera of such Third Party’s patents or other intellectual property rights or settlement thereof, [***].

ARTICLE 9
TERM AND TERMINATION
     9.1 Term. This Agreement shall be effective as of the date on which Anthera has raised at least five million dollars ($5,000,000) in net proceeds from the first sale of Anthera’s preferred equity securities following the Execution Date (the “Effective Date”) and, unless earlier terminated by mutual agreement or in accordance with other provisions herein, shall remain in effect for the duration of Anthera’s royalty obligations on a Licensed Product-by-Licensed Product and country-by-country basis. The licenses granted to Anthera and Shionogi under Sections 2.1 and 2.4, respectively, shall survive the expiration of this Agreement, but shall, as of the date of expiration of the Agreement and unless sooner terminated, become a fully paid up, perpetual, irrevocable, royalty-free license.
     9.2 Termination. Anything herein to the contrary notwithstanding, this Agreement may be terminated as follows:
          (a) Anthera Voluntary Termination. Anthera may terminate this Agreement at any time by giving ninety (90) days’ written notice to the other Parties of its intention to terminate.
          (b) Termination For Lack of Diligence. If Anthera or its Affiliates or sublicensees do not [***] for a Licensed Product containing one of the Initial Compounds within [***] after the Effective Date, Shionogi and Lilly shall have the right to terminate Anthera’s license rights with respect to all Licensed Products containing an Initial Compound effective upon written notice. In addition, if Anthera fails to [***] for the first Licensed Product within [***] after the Effective Date, Shionogi and Lilly shall have the right to terminate this Agreement effective upon written notice.
          (c) Termination For Default. Anthera shall have the right to terminate this Agreement for default due to Lilly’s or Shionogi’s uncured failure to comply in any material respect with the terms and conditions of this Agreement. Lilly and Shionogi shall have the right to terminate this Agreement for default due to Anthera’s uncured failure to comply in any material respect with the terms and conditions of this Agreement. At least one hundred twenty (120) days prior to any such termination for default, except in the case of a monetary default, in which case a thirty (30) day notice period shall apply, the Party seeking to so terminate shall give the other Party written notice of its intention to terminate this Agreement in accordance with the provisions of this Section 9.2(c), which notice shall set forth the default(s) which form the basis for such termination. If the defaulting Party fails to correct such default(s) within one hundred twenty (120) days (thirty (30) days in the case of a monetary default) after receipt of notification, or if the same cannot reasonably be corrected or remedied within one hundred twenty (120) days, then if the defaulting Party has not commenced curing said default(s) within said one hundred twenty (120) days and is not diligently pursuing completion of same, the other Party immediately may terminate this Agreement.
          (d) Termination for Default Under Technology Transfer Letter Agreement. Each of Lilly and Anthera shall have the right to terminate this Agreement for default due to Lilly’s or Anthera’s uncured failure to comply in any material respect with the terms and conditions of the Technology Transfer Letter Agreement. At least thirty (30) days prior to any such termination for default, the non-defaulting Party shall give the other Party written notice of its intention to terminate this Agreement in accordance with the provisions of this Section 9.2(d), which notice shall set forth the default(s) which form the basis for such termination. If the defaulting Party fails to correct such default(s) within thirty (30) days after receipt of notification, the non-defaulting Party may immediately terminate this Agreement upon written notice.
     9.3 Anthera Rights Upon Termination for Default By Lilly or Shionogi. In the event of termination of this Agreement by Anthera under Section 9.2(c) or (d), Anthera shall (A) be entitled to reduce all future payments due to the breaching Party under Article 3 of the Agreement by [***] (but shall continue to make all payments due to the non-breaching Party); and (B) retain all of the rights under the licenses granted by Lilly and Shionogi to Anthera hereunder with respect to the Compounds and Licensed Products.
     9.4 Continuing Obligations. Except as otherwise provided above, termination of this Agreement for any reason shall not relieve the Parties of any obligation accruing prior thereto and shall be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of the provisions of this Agreement. Without limiting the generality of the foregoing, no termination of this Agreement, whether by lapse of time or otherwise, shall serve to terminate the obligations of the Parties hereto under Sections 3.10, 9.3, 9.4, 9.5, and 9.6, and Articles 6, 7, and 10 and such other Sections as by their nature should survive, and such obligations shall survive any such termination.
     9.5 Effects of Termination. If the Agreement is terminated for any reason other than for Shionogi’s or Lilly’s uncured material breach of the Agreement or Lilly’s uncured material breach under the Technology Transfer Letter Agreement, Anthera shall no longer make any use of the license granted by Shionogi and Lilly hereunder and shall, at Shionogi’s or Lilly’s request, transfer to Shionogi, Lilly, or their designee all Regulatory Approvals and Applications for Marketing Authorization for Licensed Products, grant Shionogi and Lilly co-exclusive licenses to any intellectual property controlled by Anthera relating to the Licensed Products and otherwise assist Shionogi and Lilly so that Shionogi and Lilly may take over the development and/or commercialization of Compounds and Licensed Products; provided, however, if sublicensee(s) of Anthera that are not in breach of their sublicense agreements elect to continue the development and/or commercialization of the Compounds or Licensed Products, Shionogi and Lilly shall assume such sublicense agreements as direct licenses from Shionogi and Lilly to such sublicensee(s), provided, however, that neither Shionogi nor Lilly shall be obligated to assume any obligations under such agreements that are in excess of the obligations of Shionogi and Lilly under this Agreement, unless Shionogi or Lilly agrees otherwise in its sole discretion.
     9.6 Disposal of Compounds and Licensed Products. If Shionogi and Lilly consent, which consent shall not be unreasonably withheld or delayed, Anthera may manufacture Licensed Products using Compound and/or goods in process in its possession and may sell the Compounds and Licensed Products in the Territory at its regular commercial conditions for a period of [***] after such termination, subject to Anthera’s agreement to strictly observe the terms and conditions contained in this Agreement, including the obligation to pay royalties in accordance with Article 3 hereof.
ARTICLE 10
MISCELLANEOUS
     10.1 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. No assignment of this Agreement or of any rights hereunder shall relieve the assigning Party of any of its obligations or liability hereunder.
     10.2 Severability. If any provision or provisions of this Agreement shall, to any extent, be held to be invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law. However, in case such invalidation or unenforceability injures the rights and interests of a Party, the Parties hereto shall renegotiate this Agreement in good faith to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
     10.3 Entirety of Agreement; Modification. This Agreement and the Technology Transfer Letter Agreement constitute the entire, final, and complete agreement and understanding between the Parties, and replaces and supersedes all prior discussions and agreements between them with respect to the subject matter hereof including, without limitation, the Letter of Intent. No modification or amendment to this Agreement shall be valid or binding upon the Parties hereto unless made in writing and duly executed on behalf of each of the Parties hereto.
     10.4 Official Text and Governing Law. The English version of this Agreement subscribed and executed by the Parties hereto shall be the official text, and this Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without giving effect to any choice of law principles that would require the application of the laws of a different state or country. Any disputes under this Agreement shall be brought in the state or federal courts located in New York, New York. The Parties submit to the personal jurisdiction of such courts for any such action, agree that such courts provide a convenient forum for any such action, and waive any objections or challenges to venue with respect to such courts.
     10.5 Force Majeure. If a Party is prevented from complying, either totally or in part, with any of the terms or provisions set forth herein by reason of force majeure, including, by way of example and not of limitation, fire, flood, explosion, storm, strike, lockout or other labor dispute, riot, war, rebellion, terrorist act, accidents, acts of God, acts of governmental agencies or instrumentalities, failure of suppliers or any other similar or dissimilar cause, in each case to the extent beyond its reasonable control, said Party will promptly provide written notice of same to the other Parties. Said notice will identify the requirements of this Agreement or such of its obligations as may be affected, and said obligations will be suspended during the period of such disability. The Party prevented from performing hereunder will use reasonable efforts to remove such disability and will continue performance whenever such causes are removed. The Party so affected will give to the other Parties a good faith estimate of the continuing effect of the force majeure condition and the duration of the affected Party’s nonperformance.
     10.6 Notice. Any notice required to be given by a Party in connection with this Agreement shall be given in the English language by prepaid airmail, express delivery service, or facsimile, and shall be deemed to have been given for all purposes (a) when received, if sent by express delivery service, (b) seven (7) business days after mailing, if mailed by airmail, or (c) when received by recipient, if sent by facsimile transmission with electronic confirmation of transmission if transmission is confirmed during the recipient’s normal business hours, or otherwise on the recipient’s next business day. Unless otherwise specified in writing, the Parties’ addresses for notice purposes are as follows:

Shionogi:	Shionogi & Co., Ltd.
Attn: General Manager, License Department
12-4, Sagisu 5-chome, Fukushima-ku
Osaka 553-0002, Japan
Fax: +81-6-6458-9215

Lilly:	Eli Lilly and Company
Attn: General Counsel
Lilly Corporate Center
Indianapolis, Indiana 46285, U.S.A.
Fax: (317) 276-9152

Anthera:	Anthera Pharmaceuticals, Inc.
Attn: President & Chief Executive Officer
6160 Stoneridge Mall Road, Suite 330
Pleasanton, CA 94588, U.S.A.
Fax: (925) 369-0418
     10.7 Dispute Resolution. If any dispute arises relating to this Agreement, prior to instituting any lawsuit, arbitration or other dispute resolution process on account of such dispute, the Parties will attempt in good faith to settle such dispute first by negotiation and consultation between themselves, including referral of such dispute to the Chief Executive Officer of Anthera, a member of the Operations Committee of Lilly, and the Director of the Board, Senior Executive Officer, Executive General Manager, Pharmaceutical Research & Development Division of Shionogi. If said executives are unable to resolve such dispute or agree upon a mechanism to resolve such dispute within [***] of the first written request for dispute resolution under this Section 10.7, the Parties may then either consider other forms of alternative dispute resolution as a means of resolving any such dispute or institute litigation and seek such remedies as may be available.
     10.8 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except where the context otherwise requires, where used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “includes” and “including” as used herein means including, but not limited to.
     10.9 Counterparts; Facsimiles. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document. For purposes of this Agreement and any other document required to be delivered pursuant to this Agreement, facsimiles of signatures shall be deemed to be original signatures. In addition, if any of the Parties sign facsimile copies of this Agreement, such copies shall be deemed originals.
     10.10 Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement unless such Party provides an express written and signed waiver as to a particular matter for a particular period of time.
     10.11 Further Acts. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
Remainder of page intentionally left blank

     In Witness Whereof, the Parties have caused this Agreement to be executed by their duly authorized officers in triplicate as of the Execution Date.

Anthera Pharmaceuticals, Inc.		Shionogi & Co., Ltd.

By:	/s/ Paul Truex	By:	/s/ Isao Teshirogi

Name: Paul Truex		Name: Isao Teshirogi, Ph.D

Title: President & Chief Executive Officer		Title: Director of the Board, Senior Executive Officer, Executive General Manager, Pharmaceutical Research & Development Division

Date:		Date: July 31, 2006

Eli Lilly and Company

By:	/s/ Steven M. Paul, M.D.

Name: Steven M. Paul, M.D.

Title: Executive VP — Science/Technology

Date:

Exhibit A: Compounds
Exhibit A-1: Formulations and Methods of Use of Compounds and Licensed Products
Exhibit B: Licensed Patent Rights
Exhibit C: Contents of Product Data Package
Exhibit D: Core Patents

EXHIBIT A
Compounds
S-5920/LY315920
Chemical Name:
[***]
S-3013/LY333013
Chemical Name:
[***]
RSC-3388
Chemical Name:
[***]
LY433771
Chemical Name:
[***]
LY329722
Chemical Name:
[***]
LY374388
Chemical Name:
[***]
LY311727
Chemical Name:
[***]
LY421079
Chemical Name:
[***]
LY316264
Chemical Name:
[***]

40-43

EXHIBIT A-1
Formulations and Methods of Use of Compounds/Licensed Products
Formulations:
S-5920/LY315920
     [***]
S-3013/LY333013
     [***]
Methods of Use:
[***]

EXHIBIT B
Licensed Patent Rights
(Attached in Excel format)
Lilly Licensed Patent Rights

Docket Number	Country	Status	Application Number	Application Date	Patent Number	Expiration Date

[***]
Shionogi Licensed Patent Rights

Ref. No.	Country	Title	Appln. No.	Appln. Date	Patent No.	Grant Date

[***]

45-73

EXHIBIT C
Contents of Product Data Package
REGULATORY DOCUMENTS:
•	IND 49, 958 — Sepsis (LY315920)
•	IND 49, 958 — Rheumatoid Arthritis (LY315920)
•	IND 59, 458 — Asthma (LY333013)
•	IND 55, 091 — Rheumatoid Arthritis (LY333013)
•	IND 59, 457 — Ulcerative Colitis (LY333013)
•	IND Status
•	[***]
•	[***]
•	[***]
CMC DOCUMENTS:
     [***]
CLINICAL DOCUMENTS:
     [***]
NON-CLINICAL DOCUMENTS:
     [***]

74-77

EXHIBIT D
Core Patents
(Attached in Excel format)
Exhibit D
Core Patents

Docket Number	Country	Application Number	Application Date	Patent Number	Grant Date	Expiration Date

[***]

78-80